Exhibit 4.1

AGREEMENT

ON

IMPLEMENTATION OF THE MANAGEMENT IMPROVEMENT PLAN

This Agreement on Implementation of the Management Improvement Plan is made and entered into by and between the Korea Deposit Insurance Corporation (“KDIC”), a special entity established and existing under the Depositor Protection Act to protect depositors and maintain the stability of the financial system, and Woori Finance Holdings Co., Ltd. (“WFH”), a financial holding company newly established by KDIC whose all equity stakes in Hanvit Bank, Peace Bank of Korea, Kwangju Bank, Kyongnam Bank, and Hanaro Merchant Bank (collectively, the “Subsidiaries”) was comprehensively transferred to WFH pursuant to Article 31 of the Financial Holding Company Act, by which WFH undertakes to fully implement in good faith the plans specified in the Management Improvement Plans attached hereto as Appendices (“Management Improvement Plans”) so as to become a leading financial institution in Korea by expediting the operational normalization of the Subsidiaries and establishing an efficiently-integrated operational system among the Subsidiaries and WFH, in accordance with the purposes set forth in Article 17 of the Public Fund Management Special Act, as follows:

Article 1 Purpose

1.1	The purpose of this Agreement is to set forth the terms and conditions required for WFH to expressly specify and fully implement the Management Improvement Plans so that KDIC may recuperate the public funds invested by it in the Subsidiaries in a timely and profitable manner.

Article 2 Obligations to Implement the Management Improvement Plan

2.1	WFH shall be obligated to implement in good faith the Management Improvement Plans except for the occurrence of a natural disaster, material national economic crisis or any other events of the force majeure (collectively, the “Event of Force Majeure”).

2.2	WFH shall obtain and submit to KDIC the Letter of Undertaking, in the form designated under the Management Improvement Plans as attached hereto, each of which shall have been signed by the incumbent officers as of the effective date of this Agreement and any other officer to be appointed during the term of this Agreement.

2.3	Except for the case where WFH fails to perform its obligations to implement the Management Improvement Plans in the Event of the Force Majeure as specified in Section 2.1 above, WFH shall not claim that such failure was not caused by or resulted from its willful misconduct or negligence or any other similar reasons attributable to it. Furthermore, WFH shall not claim that any problems arising out of the relationship with the officers or employees, labor unions, creditors, debtors or any other interested parties of it or its respective Subsidiaries shall be deemed as one of the Events of Force Majeure.

Article 3 Detailed Implementation Plans for the Management Improvement Plans

3.1	KDIC may request WFH to submit a Detailed Implementation Plans required or desirable for WFH’s implementation of the Management Improvement Plan when KDIC deems it necessary to do so, and WFH shall submit to KDIC the Detailed Implementation Plans within two (2) months from the receipt of such requests.

3.2	KDIC may request WFH to modify the Detailed Implementation Plans if KDIC deems it necessary to do so after the review thereof, and WFH shall reflect such modification as requested by KDIC to the Detailed Implementation Plans.

Article 4 Request for Amendment to the Management Improvement Plans

4.1	In the event where it is deemed that WFH is not likely to implement the Management Improvement Plans due to revision of applicable laws and regulations, changes in the external environments such as substantial changes in the market conditions, changes in its business strategies and results of examination for its business operation, WFH may immediately report to KDIC thereof and subsequently submit to KDIC the amendments to the Management Improvement Plans (“Proposed Amendments to the Management Improvement Plans”).

4.2	If KDIC concludes that the Proposed Amendments to the Management Improvement Plans submitted by the WFH is reasonable after review thereof, KDIC may adopt them. In that case, a part of the Management Improvement Plans shall be deemed to be amended and replaced with the relevant parts specified in the “Proposed Amendments to the Management Improvement Plans.

4.3	KDIC may request WFH to modify the Proposed Amendments to the Management Improvement Plans submitted by WFH under Section 4.1 above when KDIC deems it necessary to do so, and WFH shall reflect such modifications as requested by KDIC to the Proposed Amendments to the Management Improvement Plans.

4.4	In case the event described in Section 4.1 occurs or in any other event that may threaten the attainment of the objectives under the Management Improvement Plan, KDIC may request WFH to modify the Management Improvement Plan.

Article 5 Supplement to the Management Improvement Plan

5.1	In the event this Agreement remains fully effective and enforceable two (2) months prior to the expiration of the Management Improvement Plan, WFH shall submit to KDIC any plans proposed for supplement to the Management Improvement Plan (“Proposed Supplements to the Management Improvement Plans”).

5.2	KDIC may request WFH to modify the Proposed Supplements to the Management Improvement Plans submitted by WFH under Section 4.1 above when KDIC deems it necessary to do so, and WFH shall reflect such modifications as requested by KDIC to the Proposed Supplements to the Management Improvement Plans.

Article 6 Execution of Agreement between WFH and the Subsidiaries

6.1	WFH shall enter into with each of the Subsidiaries an agreement on the management of the implementation of the Management Improvement Plans (“Implementation Management Agreement”), which shall be submitted to KDIC as a Schedule attached hereto, for the purpose of assigning and managing the specific business goals to each Subsidiary so that WFH may successfully attain the goals under the Management Improvement Plans.

6.2	The Implementation Management Agreement shall include each of the following items:

6.2.1	Purpose of the Implementation Management Agreement;
6.2.2	Role of WFH;
6.2.3	Role of each Subsidiary;
6.2.4	Submission of action plans by each Subsidiary;
6.2.5	Financial and non-financial objectives of each Subsidiary;
6.2.6	Procedure for amendment and supplement to the Implementation Management Agreement;
6.2.7	The request by WFH for amendment to the agreement on the business normalization plans and performance thereof entered into between KDIC and each Subsidiary (“Agreement on the Business Normalization Plans”) and the procedures therefor;
6.2.8	Measures to be taken by WFH against any failure by each Subsidiary to attain its business goals;
6.2.9	Effective term of the Implementation Management Agreement; and

6.2.10	Any other matters necessary for carrying out the management strategies of WFH.

6.3	In the event there are any discrepancies between the Implementation Management Agreement specified in Section 6.1 and the Agreement on the Business Normalization Plans entered into between KDIC and each Subsidiary, the Implementation Management Agreement under Section 6.1 above shall be interpreted in accordance with WFH’s opinions to the extent that such interpretation is consistent with the purpose of this Agreement as specified in Article 1 above.

6.4	WFH shall immediately report to KDIC of any amendment to the Implementation Management Agreement specified in Section 6.1 or the action plans stated in Section 6.2.4, and without any objection raised by KDIC in respect thereof, such amendment shall be deemed to replace the relevant provisions of the Implementation Management Agreement.

Article 7 Reporting on Implementation of the Management Improvement Plans

7.1	WFH must submit to KDIC a report on the implementation of the Management Improvement Plans (“Implementation Report”) so that KDIC may inspect the implementation of the Management Improvement Plans and such report shall include the following matters:

7.1.1	Summary of changes in the market conditions during the relevant term;
7.1.2	Overview on the business and financial conditions including financial statements;
7.1.3	Description of the goals to be performed or attained during the relevant term in respect of each plan itemized in the Management Improvement Plan;
7.1.4	Contents and results of performance of each itemized plan as specified in the foregoing Section 7.1.3;
7.1.5	Results of inspection of the performance by each Subsidiary of the action plans specified in Section 6.2.4 and measures taken in respect thereof;
7.1.6	Any issues or problems incurred in the course of fulfilling the Management Improvement Plans during the relevant term;
7.1.7	Any itemized plans resulting in poor performance, the reasons therefor and measures for the remedy thereof; and
7.1.8	Any implementing plans for the immediately following term.

7.2	When reporting each of the items specified in the foregoing Section 7.1, WFH shall not impair the accuracy and the integrity of the Implementation Report by adopting any discretionary accounting methods or any other means.

7.3	WFH shall submit to KDIC the Implementation Report under Section 7.1 on a quarterly basis within six (6) weeks from the end of each fiscal quarter.

7.4	If KDIC deems it necessary for inspection of the implementation of the Management Improvement Plans, it may request WFH to submit additional materials in addition to the Implementation Report specified in Section 7.1 and WFH shall not reject KDIC’s request for such additional materials without any special reason.

7.5	If KDIC determines that the inspection and measures taken by the WFH is not reasonable after reviewing the matters reported under Section 7.1.5, KDIC may request WFH to remedy such unreasonable inspection or measures, and in that case, WFH shall comply with such request.

Article 8 Evaluation by External Experts and Report of Evaluation

8.1	KDIC may request WFH to engage any external expert to evaluate all relevant documents including the Management Improvement Plans, Detailed Implementation Plans, Proposed Amendments to the Management Improvement Plan, Proposed Supplements to the Management Improvement Plans and Implementation Report if KDIC deems it necessary to do so for the performance of the obligations under Articles 3 to 5 and Article 7 hereof, and in that case, WFH shall not reject such request.

8.2	WFH shall submit to KDIC a report with respect to the results of any evaluations performed by an external expert as described in Section 8.1.

Article 9 Measures against the Failure of Implementation

9.1	In the event where WFH fails to perform any obligations hereunder, KDIC may request WFH to take any of the following measures, and in that case WFH shall take such measures as requested by KDIC and submit to KDIC a report on the results of such measures taken by it.

9.1.1	Any disciplinary actions against an officer or employee of WFH including caution, warning, reprimand, salary cut, suspension in the execution of official duties and dismissal;
9.1.2	Any improvement, caution or remedy action against WFH; and
9.1.3	Implementation of the obligations that WFH fails to perform.

9.2	The failure to perform any obligations hereunder as specified in Section 9.1 above shall mean any event where, in case the obligations are indicated by a quantitative or numerical value, WFH fails to accomplish such quantitative or numerical value within a purposed period, and in other cases KDIC otherwise determines that WFH fails to perform any obligations hereunder within a purposed period considering the purposes or purports of such obligations.

9.3	In the event where WFH is unable to attain such financial goals as designated in the form of the financial ratio in the Appendices within a purposed period, it shall not take any action for the improvement of any employees’ benefit programs, which may require for WFH to bear additional expenses, until such financial goals are fully attained, except for the occurrence of any unavoidable reasons such as any changes in applicable laws and regulations.

9.4	In the event where WFH or its officers or employees delay in making such reports or make a false or fraud statement in such reports as specified in Articles 7, 8 and 11 or refuse, interrupt, or neglect any performance of its obligations or any requests made by KDIC according to this Agreement including but not limited to the provisions of Article 10 below, KDIC may request WFH to take any measures specified in Section 9.1 above and WFH shall immediately take such measures and submit to KDIC the results of such measures taken by it.

Article 10 Investigations by KDIC

10.1	When KDIC determines that it is necessary to investigate the cause of any delays in performing the obligations of WFH under this Agreement as a result of reviewing the reports or any other documents submitted by WFH pursuant to Articles 7 and 8, KDIC may have the authority to investigate the business operations and financial conditions and WFH shall make best efforts to provide its full cooperation in such investigation.

10.2	For the purpose of carrying out the investigations described in the foregoing Section 10.1, KDIC may directly investigate any and all documents, electronic records and officers and employees of WFH and WFH shall make best efforts to provide its full cooperation in respect thereof and shall provide or support with personnel or expenses necessary for the investigation by KDIC.

Article 11 Liability for Damages

KDIC may request WFH to claim for damages against any former or incumbent officers or employees, any persons who instruct conduct of business under Article 401-2 of the Commercial Code or any other third party who have caused damages to WFH (collectively, the “Responsible Persons”), in KDIC’s opinion, by his/her negligence or misconduct in the course of performing their duties under the Civil Code, Commercial Code or any other applicable laws and regulations, or to take any actions requiring for such Responsible Persons to take a responsibility for insolvency of WFH. In this case, WFH shall immediately take such measures requested by KDIC and report to KDIC the proceedings and results thereof.

Article 12 Cooperation, etc. in the Recuperation of Public Funds

12.1	In order to support KDIC for recuperation of its invested public funds in a timely and profitable manner, WFH shall take any necessary actions including but not limited to profit dividends on shareholders or cancellation of shares with consideration to the extent such actions do not cause a material adverse effect on the Management Improvement Plans.

12.2	WFH shall make best efforts in cooperation with KDIC when KDIC intends to take any actions to liquidate shares held by it including but not limited to the sale or pledge of such shares.

Article 13 Effective Period

13.1	This Agreement shall become effective from the date on which KDIC and WFH has affixed their respective seals and signatures hereto.

13.2	This Agreement shall become null and void at the time when KDIC is no longer the largest shareholder of WFH unless there exists any other special reason.

Article 14 Miscellaneous

14.1	If any term or provision hereof is invalid or unenforceable for any reasons whatsoever, such invalidity or unenforceability does not affect the remaining parts of this Agreement.

14.2	Any dispute arising out of or in connection with this Agreement or the performance of obligations hereunder shall be submitted to the non-exclusive jurisdiction of the Seoul District Court to be a court of the first instance.

14.3	In the case there exist any discrepancies regarding the interpretation of this Agreement, WFH will respect the interpretation by KDIC to the extent that such is in consistence with the purpose of this Agreement as set out in Article 1 above.

14.4	This Agreement shall not affect any rights reserved by KDIC as a shareholder or creditor, or any rights reserved by it under the Depositor Protection Act and other relevant laws and regulation.

14.5	KDIC may disclose this Agreement through electronic documents or any other means pursuant to Article 17 (3) of the Public Fund Management Special Act.

Signed as of July 2, 2001

Korea Deposit Insurance Corporation	Chief Executive Officer	Sang Yong Lee (Signature)

Woori Finance Holdings Co., Ltd.	Chairman	Byung Chul Yoon (Signature)

The undersigned, representative directors of each Subsidiary, hereby confirm that this Agreement has been entered into by and between the Korea Deposit Insurance Corporation and Woori Finance Holdings Co., Ltd. as above:

Hanvit Bank	Chief Executive Officer	Duk Hoon Lee (Signature)

Peace Bank of Korea	Chief Executive Officer	Suk Hee Hwang (Signature)

Kwangju Bank	Chief Executive Officer	Jong Dae Um (Signature)

Kyongnam Bank	Chief Executive Officer	Shin Chul Kang (Signature)

Hanaro Merchant Bank	Representative Director	Jun Ho Lee (Signature)

Appendix I. Implementation of the Management Improvement Plan for Woori Finance Holdings

A. Financial Ratio Targets (Minimum Requirements)

(%, W100m)
	2003		2004
Items	Jun	Dec	Jun	Dec
Capital ratio (%)	105.0	105.0	105.0	110.0
Return on total assets (%)	0.6	0.8	0.9	1.0
Expense-to-revenue ratio (%)	48.5	46.5	44.5	43.0
Operating income per employee	2.9	3.0	3.5	3.6
Non-performing loan ratio (%)	2.9	2.7	2.4	2.2
Holding company expense ratio (%)	0.9	0.9	0.9	0.9

*       Above figures may be adjusted upon the inclusion of Woori Credit Card and Woori Investment Bank to the Management Improvement Plan considering the impact of such inclusion on financial targets of WFH.

B. Non-Financial Targets

Business	Plan	Target Date
Restructuring of banking sector	■ IT integration of Kwangju Bank and Kyongnam Bank • Integrate IT Center • Kyongnam Bank service integration • Kwangju Bank service integration	Jan 2003 Sep 2003 Sep 2003
■ Integration of credit card services of Kwangju Bank and Kyongnam Bank
	• Conclude the transfer agreement and the completion of transfer of Kwangju Bank’s credit card operations	Feb 2003
	• Conclude the transfer agreement and the completion of transfer of Kyongnam Bank’s credit card operations	Jun 2003
■ Standardize operations and share infrastructure
	• Application of business process and guidelines under the model of Woori Bank	Sep 2003
— Kyongnam Bank: June 2003 — Kwangju Bank: September 2003
	• Share advanced infrastructure of Woori Bank linked with IT integration	From Sep 2003

Business	Plan	Target Date
Non-banking sector restructuring	• Establish and implement bancassurance services • Execute bancassurance agreement with strategic insurance company	Mar 2003

	• Implement necessary infrastructure for bancassurance services — IT, education, product development, etc.	Sep 2003

• Increase market presence and competitiveness of Woori Securities • Expand in-house point of sales presence
	• Reinforce marketing through integrating a group-wide CRM (Customer Relationship Management) structure	Continuous Continuous
	• Consider mergers & acquisitions to increase Woori Securities presence and operations	Continuous
• Restructure and promote operational development of Woori Investment Bank
• Establish and conclude plans to restructure the function of Woori Investment Bank
• Complete restructuring of Woori Investment Bank
Improve overall system to realize group-wide synergies and competitiveness	• Promote and expand BPR (Business Process Re-engineering)
	• Complete BPR implementation of Woori Bank’s branch offices • Establish plans to expand BPR into Kwangju Bank and Kyongnam Bank	Jun 2003
Jul ~ Dec 2003
	• Implement BPR to Kwangju Bank and Kyongnam Bank	Jan ~ Dec 2004
• Implement group-wide integrated marketing
	• Encourage sharing customer information to support sales efforts	Continuous
• Implement integrated CRM system
— Banking: build SFA and Mart
	— Non-banking: build DW and operating system of Woori Securities and Woori Credit Card	Jun 2003 Dec 2003

•     Expand group-wide marketing system

•     Implement program to monitor results of group-wide marketing system

•     Promote integrated operations of the Customer Service Center

—  Promote theintegration of the Customer Service Center as a precursor to the integration of CRM Level II

From Jun 2003 From Jun 2003
From Sep 2003

Business	Plan	Target Date
Improve overall system to realize group-wide synergies and competitiveness (cont’d)

•     Implement group-wide management of expenses and personnel

•     Promote group-wide programs to curtail expenses

—  Establish plan to build integrated group-wide purchasing system     (Woori Bank, Kyongnam Bank, Kwangju Bank, Woori F&I,     Woori Credit Card)

Jun 2003
	— Implement integrated purchasing system	From Jun 2003
• Manage personnel at the group level
	— Establish the plan to use human resources efficiently	Jun 2003
	— Establish and implement the program to develop the group-wide human resources	From Jun 2003
	— Coordinate and monitor compensation for group personnel	Continuous
	• Establish and promote the plan for the efficient operation of expenses and human resources	Continuous

	■	Group-wide risk management system and upgrade its functionality
		• Implement development and share of the management system for administration of Korea Won denominated securities	Jun 2003
		• Build and share the system of Asset Liability Management (ALM) and market risk management	Sep 2003
		• Build and share the system of credit risk management	Dec 2003
		• Construct the base of group-wide Enterprise-wide Risk Management System (ERMS)	Continuous
		• Provide uniform guidelines on allowance for loan losses (refer to US GAAP and estimation for the allowance by KDIC)	Continuous
		• Establish and inspect the system of the limit management	Continuous

	■	Construct group-wide management and administration system
		• Build group-wide financial integration system	Dec 2003
— Build Korean GAAP reconciliation system
— Build US GAAP valuation and reconciliation system
— Standardization of COA
		• Build and improve EIS (Employee Information System) and management & accounting system	Apr’03 ~ Mar’04
		• Build the financial planning system of group and subsidiaries	Jul’03 ~ Jun’04

Pursuit of efficient	■	Provide Subsidiaries with management targets and evaluation of results
management of		• Provide Subsidiaries with management targets	Mar 2003
subsidiaries		• Estimate and monitor the results of management	Mar ‘03, Mar ‘04
	■	Improve management results estimation and compensation standard	Continuous
		• Improve and develop results estimating and compensation system of managers of WFH and the Subsidiaries (Implement the plan to encourage Management Compensation Committee)	Continuous

Business	Plan		Target Date
Pursuit of efficient management of	■	Consider the program to check up the operations and asset condition of subsidiaries
subsidiaries (cont’d)		• Build the executing system to check up the operations of subsidiaries, etc.	Mar 2003
		• Implement to check up the operations and asset condition of subsidiaries, etc.	From Mar 2003
	■	Encourage strong activities to prevent financial accidents through supervisory committee
		• Implement special inspection when large-sized financial scandal and moral hazard happen	From Mar 2003

Successful	■	Promote listing on overseas stock market
Privatization		• Promote listing American Depositary Shares	Sep 2003

	■	Promote to join with strategic investors
		• Attract stable and long-term investors from financial and/or strategic investors	Continuous

	■	Promote to dispose of government shares to shareholders’ consortium
		• Organize shareholders’ consortium composed of foreign and domestic investors, and promote to sell the government shares to them by transferring the right of management to leading stockholders	Continuous

Miscellaneous	■	Consistent improvement and operation of the system adopted by previous management plan	Continuous